EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-84566, 333-76698, 333-62444, 333-41782 and 333-117925 and Form S-8 Nos. 333-127301, 333-117689, 333-110058, 333-97609, 333-62414, 333-62410, 333-62406, 333-94345, 333-41477, 333-57881 and 333-57879 and related Prospectuses of EPIX Pharmaceuticals, Inc. of our report dated February 27, 2006, with respect to the financial statements of EPIX Pharmaceuticals, Inc., EPIX Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EPIX Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 27, 2006